Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Principal Funds, Inc. and to the incorporation by reference of our report dated October 23, 2018 on the financial statements and financial highlights of Global Opportunities Fund for the fiscal year ended August 31, 2018 and our report dated December 18, 2018 on the financial statements and financial highlights of Diversified International Fund for the fiscal year ended October 31, 2018, each a series of Principal Funds, Inc., in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 25, 2019